Exhibit 4.7

DESCRIPTION OF SECURITIES

COMMON STOCK

The following description sets forth certain material terms and provisions of our common stock, $0.0001 par value per share (our “Common Stock”) and summarizes relevant provisions of Delaware law relating to our Common Stock. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of the Delaware General Corporation Law (the “DGCL”) and our second amended and restated certificate of incorporation, as amended (our “Certificate of Incorporation”), and our by-laws, as amended (our “Bylaws”).

As used in this Exhibit, the terms the “Company,” “we,” “us” and “our” refer to Daseke, Inc.

Common Stock

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designations for any series of preferred stock (the “Preferred Stock”), the holders of Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of Common Stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Subject to the terms of the 7.625% Series A Preferred Stock (the “Series A Preferred Stock”) and any other then-outstanding Preferred Stock, holders of Common Stock will be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Company) when, as and if declared thereon by the Company’s board of directors (our “Board”) from time to time out of any assets or funds of the Company legally available therefor, and shall share equally on a per share basis in such dividends and distributions.

Liquidation, Dissolution and Winding Up

In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, after payment or provision for payment of the debts and other liabilities of the Company, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Company available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them, after the rights of the holders of the Preferred Stock have been satisfied.

Preemptive or Other Rights

The holders of Common Stock have no preemptive or other subscription rights.

Election of Directors

There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Preferred Stock

Our Certificate of Incorporation provides that shares of Preferred Stock may be issued from time to time in one or more series. Our Board will be authorized to provide for the issuance of shares of the Preferred Stock in one or more series and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional and other special rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board will be able to, without stockholder approval, issue Preferred Stock with voting and other rights that could adversely affect the voting power and other rights of the holders of our Common Stock and could have anti-takeover effects.

Series A Preferred Stock Limitations on Common Stock

The Series A Preferred Stock is senior to our Common Stock as to dividend rights and liquidation preference and is be convertible into shares of Common Stock. The Series A Preferred Stock contains terms prohibiting the payment of cash dividends on our Common Stock and the repurchase or redemption of our Common Stock unless at the time of such payment, repurchase or redemption (i) all accumulated dividends on the Series A Preferred Stock are paid or set aside and (ii) the payment of the dividend in respect of the Series A Preferred Stock for the most recent dividend period has been paid in cash or has been declared with the set-aside of a sum sufficient for payment thereof.

Dividends on the Series A Preferred Stock are cumulative at the Dividend Rate. The “Dividend Rate” is the rate per annum of 7.625% per share of Series A Preferred Stock on the liquidation preference (which is $100.00 per share). Dividends on the Series A Preferred Stock will accrue for all fiscal periods during which the Series A Preferred Stock is outstanding, regardless of whether we have earnings in such period, whether there are funds legally available for the payment of such dividends and whether or not the dividends are authorized or declared.

Certain Anti-Takeover Provisions of Our Certificate of Incorporation and Bylaws

Some provisions of our Certificate of Incorporation and Bylaws could make the acquisition of control of our Company and/or the removal of our existing management more difficult, including the following:

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Board of Directors Vacancies. Subject to the rights of holders of any series of Preferred Stock to elect directors as set forth in our Certificate of Incorporation, our Board fixes the size of the Board, may create new directorships and may appoint new directors to serve until the next annual meeting of stockholders and until such director’s successor shall have been duly elected and qualified. Our Board (or its remaining members, even though less than a quorum) also may fill vacancies on the Board occurring for any reason for a term expiring at the next annual meeting of stockholders and until such director’s successor shall have been duly elected and qualified.
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Issuance of Undesignated Preferred Stock. Our Board may issue Preferred Stock, without any vote or further action by the stockholders, with rights and preferences, including super voting, special approval, dividend or other rights or preferences on a discriminatory basis.
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Special Meeting of Stockholders. Subject to the rights of holders of any series of Preferred Stock and to the requirements of applicable law, as set forth in our Certificate of Incorporation and Bylaws, special meetings of stockholders may be called only by the chairman of our Board, our Chief Executive Officer or our Board, and not by our stockholders.
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Amendment of Bylaws. Our Board may adopt, amend, alter or repeal our Bylaws without a vote of the stockholders.
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Stockholder Action. All stockholder actions must be taken at a regular or special meeting of the stockholders and cannot be taken by written consent without a meeting.
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Advance Notice Requirements for Stockholder Proposals and Director Nominations. We have advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, which generally require that stockholder proposals and nominations be provided to us between 90 and 120 days before the anniversary of our last annual meeting in order to be properly brought before a stockholder meeting.
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Exclusive Forum. Our Certificate of Incorporation provides that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on the Company’s behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of the Company’s directors, officers, employees or agents to us or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or our Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim against the

Company that is governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of the Company’s capital stock will be deemed to have notice of, and consented to, the provisions of our Certificate of Incorporation described in the preceding sentence. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or its directors, officers, employees or agents, which may discourage such lawsuits against the Company and such persons.

These provisions are expected to discourage coercive takeover practices and inadequate takeover bids. They are also designed, in part, to encourage persons seeking to acquire control of the Company to first negotiate with our Board. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us and that these benefits outweigh the disadvantages of discouraging the proposals. Negotiating with the proponent could result in an improvement of the terms of the proposal.

Certain Anti-Takeover Provisions of Delaware Law

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” (as defined in Section 203 of the DGCL and which includes a merger or sale of more than 10% of a company’s assets) with an “interested stockholder” (as defined in Section 203 of the DGCL and which generally includes a person owning 15% or more of a company’s outstanding voting stock).

However, the above provisions of Section 203 do not apply if:

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our Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;
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after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of Common Stock; or
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on or subsequent to the date of the transaction, the business combination is approved by our Board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

WARRANTS

The following description sets forth certain material terms and provisions of our Warrants (as defined below). The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of the warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and the Company (the “Warrant Agreement”), the DGCL, our Certificate of Incorporation and our Bylaws.

In July 2015, the Company issued 19,959,902 warrants (the “Public Warrants”) to purchase shares of our Common Stock as part of Hennessy Capital Acquisition Corp. II’s initial public offering (“IPO”). The Company also issued 15,080,756 warrants (the “Private Placement Warrants” and, together with the Public Warrants, our “Warrants”) to Hennessy Capital Partners II LLC (“HCAC Sponsor”) in a private placement that closed simultaneously with the consummation of the IPO in July 2015.

The Private Placement Warrants are identical to the Public Warrants, except that, if held by HCAC Sponsor or its permitted assigns, they (a) may be exercised for cash or on a cashless basis and (b) are not subject to being called for redemption. The holders of these Private Placement Warrants have agreed that they will not exercise them if, at the time of exercise, the registration statement and related prospectus relating to the Public Warrants and Common Stock issuable upon exercise of the Public Warrants is not then effective, current or otherwise available, unless, at that time, the Public Warrants are exercisable on a cashless basis.

As of December 31, 2021, there were 35,040,646 Warrants outstanding, including 10,000,001 Private Placement Warrants held by permitted assigns of HCAC Sponsor. Each such Warrant entitles the registered holder to purchase Common Stock at an exercise price of $5.75 per one-half of a share ($11.50 per whole share), subject to adjustment as discussed below. Public Warrants may be exercised only for a whole number of shares of our Common Stock. No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to the Warrant holder.

The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of our Common Stock and any voting rights until they exercise their Warrants and receive shares of Common Stock. After the issuance of shares of our Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrant may be exercised only during the period (the “Exercise Period”) commencing on the later of (i) the date that is 30 days after the completion of the Company’s initial business combination (the “Business Combination”) or (ii) the date that is 12 months from the date of the closing of the IPO. The Warrants will expire, and will no longer be exercisable, on February 27, 2022 (five years after the Business Combination) at 5:00 p.m., New York City time, or earlier upon redemption (in the case of the Public Warrants) or liquidation.

We will not be obligated to deliver any shares of Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such exercise unless a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of Common Stock underlying the Public Warrants (the “Registration Statement”) is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Public Warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any Common Stock to holders seeking to exercise their Public Warrants, unless the issuance of the Common Stock upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, unless an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Public Warrant.

We have agreed to use our best efforts to maintain the effectiveness of the Registration Statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the Warrant Agreement. Notwithstanding the above, if our Common Stock is at the time of any exercise of a Public Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement or register or qualify the shares under blue sky laws.

A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Common Stock outstanding immediately after giving effect to such exercise.

Redemption

We may call the Public Warrants for redemption:

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in whole and not in part;
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at a price of $0.01 per Warrant;

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upon not less than 30 days’ prior written notice of redemption to each Warrant holder; and
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if, and only if, the reported last sale price of our Common Stock equals or exceeds $24.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date we send the notice of redemption to the Warrant holders.

We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each Warrant holder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. However, the price of our Common Stock may fall below the $24.00 redemption trigger price as well as the warrant exercise price of $5.75 per one-half of one share ($11.50 per whole share) after the redemption notice is issued.

Notice of redemption will be mailed by first class mail by the Company not less than 30 days prior to the redemption date to the registered holders of the Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the registered holder received such notice.

If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. On and after the redemption date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the redemption price. In the event of a redemption, each Warrant (other than a Private Placement Warrant in the event of a redemption) not exercised on or before the redemption date shall become void, and all rights thereunder and all rights in respect thereof under the Warrant Agreement shall cease at 5:00 p.m., New York City time, on the redemption date.

If we call the Public Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its Public Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Public Warrant on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Common Stock issuable upon the exercise of our Warrants. If our management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the Warrants, including the fair market value in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Warrant redemption. If we call our Public Warrants for redemption and our management does not take advantage of this option, HCAC Sponsor and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other Warrant holders would have been required to use had all Warrant holders been required to exercise their Warrants on a cashless basis, as described in more detail below.

Adjustments

If the number of outstanding shares of our Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) multiplied by (ii) one minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Common Stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of our Common Stock on account of such shares of Common Stock (or other shares of our capital stock into which the Warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Common Stock in connection with the Business Combination or (d) as a result of the repurchase of shares of Common Stock by us, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.

If the number of outstanding shares of our Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.

Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the shares of our Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by us in connection with redemption rights held by stockholders as provided for in our charter or as a result of the repurchase of shares of Common Stock by us in connection with the Business Combination) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of Common Stock, the holder of a Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of Common Stock in such a transaction is payable in the form of Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus the Black-Scholes value (as defined in the Warrant Agreement) of the Warrant.

Amendments

The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision but requires the approval by the holders of at least 65% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.